UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K
_________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2012

  CAMBRIDGE HEART, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-20991	13-3679946
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

100 Ames Pond Drive, Tewksbury, MA	01876
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 978-654-7600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer

Compensation of Chief Financial Officer

Vincenzo LiCausi, the Company’s Chief Financial Officer, has agreed to a temporary reduction in salary effective from September 1, 2012 until October 31, 2012 (the “Reduction Period”). Specifically, Mr. LiCausi’s salary will be reduced by 50% during the Reduction Period. Mr. LiCausi will continue to participate in the Company’s health insurance and other benefit plans during the Reduction Period.

The Company has agreed to pay to Mr. LiCausi an amount equal to the difference between the salary payments that he would have been paid had he received his unreduced salary during the period from September 1, 2012 until a Triggering Event (as defined below) and the amount that the executive is actually paid by the Company during such period (the “Payment Amount”) upon the occurrence of a number of triggering events including the completion of one or more financing transactions and/or strategic transactions that result in the actual receipt by the Company of an amount equal to at least the sum of (i) the outstanding principal amount of the secured convertible promissory notes of the Company issued in the Company’s 2012 convertible note financing together with accrued but unpaid interest for the entire term of the notes and (ii) the aggregate of the Payment Amount payable to Mr. LiCausi together with any similar payment amounts owed to other senior executives or directors of the Company pursuant to agreements that are similar in purpose, as well as other customary events including, without limitation, a change in control of the Company or an event that triggers the payment of severance to Mr. LiCausi under his severance agreement with the Company (each of the foregoing, a “Triggering Event”).

Compensation for Service on Special Committee of the Board

Effective September 1, 2012, the Board of Directors of the Company approved the payment of a special monthly retainer of $3,000 to Paul McCormick for his services leading a special committee of the Board of Directors in connection with the Company’s strategic alternatives process.

Item 7.01. Regulation FD Disclosure.

As previously reported, Cambridge Heart, Inc. (the “Company”) issued and sold in various private placements from January through May 2012 and pursuant to the exercise of certain additional investment rights in July 2012 secured convertible promissory notes in the aggregate principal amount of $3,757,500 (the “Notes”). Under the Notes, the Company is required to make interest payments on the last date of each calendar quarter. Failure to make any payment within 10 days after such payment is due constitutes an event of default under the Notes. The Company did not make its required payment for the quarter ended September 30, 2012 and does not expect to make such payment within ten days of September 30, 2012.

The Company has engaged in discussions with certain of the Note holders concerning the anticipated event of default. Although the Company intends to negotiate with Note holders regarding forbearance, waiver of the event of default and modification of the Notes, there can be no assurance that the Company and the Note holders will come to any agreement regarding the foregoing or otherwise reach a satisfactory agreement.

Pursuant to the terms of the Notes, following the expiration of the 10-day period, the Note holders will have the right to accelerate the payment of all amounts of principal and interest due under the Notes. For so long as the event of default continues, the Company will be required to pay interest at the default interest rate of 15% per year. In connection with the issuance of the Notes, the Company entered into a security agreement granting to the Note holders a first priority security interest in all of the assets of the Company. If the anticipated event of default occurs, the Note holders will be entitled to foreclose on the Company’s assets pursuant to the security agreement.

As previously announced, the Company has retained the services of Benning Associates, LLC, a Boston based boutique investment bank, to assist in exploring the Company's strategic alternatives. As disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2012, management believes its existing cash resources are sufficient to fund the Company’s operations only into October 2012.  The Company is seeking additional funding.  If the Company is unable to obtain sufficient additional funding, the Company may have to cease some or all of its operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBRIDGE HEART, INC.

Date: October 1, 2012	By:	/s/ Vincenzo LiCausi
Vincenzo LiCausi
Chief Financial Officer